Exhibit 107.1
Calculation of Filing Fee Tables
S-3
(Form Type)
Evergy, Inc.
Evergy Kansas Central, Inc.
Evergy Metro, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Senior Debt Securities of Evergy, Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Subordinated Debt Securities of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Equity	Preference Stock of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Other	Depository Shares of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Other	Warrants of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Contracts of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Other	Stock Purchase Units of Evergy, Inc.		(1)	(1)	(1)	(2)	(2)

	Debt	Unsecured Senior Debt Securities of Evergy Kansas Central, Inc.		(1)	(1)	(1)	(2)	(2)

	Debt	Unsecured Subordinated Debt Securities of Evergy Kansas Central, Inc.		(1)	(1)	(1)	(2)	(2)

	Debt	First Mortgage Bonds of Evergy Kansas Central, Inc.		(1)	(1)	(1)	(2)	(2)

	Debt	Notes of Evergy Metro, Inc.		(1)	(1)	(1)	(2)	(2)

	Debt	General Mortgage Bonds of Evergy Metro, Inc.		(1)	(1)	(1)	(2)	(2)

	Total Offering Amounts					(1)		N/A

	Net Fee Due							N/A
(1)  An indeterminate amount or number of Senior Debt Securities, Subordinated Debt Securities, Com
m
on Stock, Preference Stock, Depository Shares, Warrants, Stock Purchase Contracts, Stock Purchase Units, Unsecured Senior Debt Securities, Unsecured Subordinated Debt Securities, First Mortgage Bonds, Notes and General Mortgage Bonds is being registered as may from time to time be issued at indeterminate prices.
(2)  In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fee.